Exhibit 10.73

AMENDMENT TO EMPLOYMENT AGREEMENT
This AMENDMENT (this “Amendment”), effective as of December 28, 2011 (the “Effective Date”), by and between Orbitz Worldwide, Inc. (the “Company”) and Tamer Tamar (“Executive”) is entered into to amend the Contract of Employment, dated as of April 28, 2009 (the “Employment Agreement”), by and between the Company and Executive. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Employment Agreement.
WHEREAS, each of the Company and Executive desires to amend the Employment Agreement in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. A new Section 10.6 is hereby added to the Employment Agreement as follows:
10.6 During the period commencing on January 1, 2012 and, for as long as Executive remains an employee, ending on December 31, 2012, Executive shall receive a travel allowance of $3,300.00 per month, subject to or less applicable taxes.
2. Section 12.9 of the Employment Agreement is hereby amended in its entirety as follows:
12.9. If as a result of a Change in Control (as defined below) you are either (A) dismissed other than in accordance with clause 12.5 above; or (B) resign in circumstances amounting to a constructive dismissal:
12.9.1 you will be entitled to receive a termination payment equivalent to 18 months basic salary, calculated as at the termination of your employment; and
12.9.2 you will be entitled to receive a termination payment equivalent to your annual target bonus in effect on the date of the termination of your employment; and
12.9.3 you will be entitled to received a termination payment equivalent to your annual target bonus in effect on the date of termination of your employment, prorated based on the date of the termination of your employment; and
12.9.4 subject in all respects to the terms and conditions of the Equity Plan and the Award Agreement, any outstanding stock awards granted to you under the Equity Plan (or otherwise) to the extent not then vested, shall become fully and immediately vested (and if applicable, exercisable) as at the termination of your employment.
3. Each of the Company and Executive agrees that, other than as expressly set forth in this Amendment, nothing in this Amendment is intended to alter the rights, duties or obligations of the parties, or each of them, under the Employment Agreement which shall remain in full force and effect as amended hereby.
4. This Amendment shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
5. This Amendment may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

ORBITZ WORLDWIDE, INC.

/s/ Alice Geene
Alice Geene
Group VP, Interim General Counsel

EXECUTIVE

/s/ Tamer Tamar
Tamer Tamar

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